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    EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED
                 CHARGES
                               (DOLLAR AMOUNTS IN THOUSANDS)




                                                      Fiscal Year Ended
                                JANUARY 28, JANUARY 29, JANUARY 30, FEBRUARY 1, FEBRUARY 2
                                   1995        1994        1993        1992        1991

    Consolidated pretax income   $406,110    $399,534    $375,330    $322,157    $280,778
    Fixed charges
    (less capitalized interest)   145,957     152,604     142,892     128,925     115,125

    EARNINGS                     $552,067    $552,138    $518,222    $451,082    $395,903

    Interest                     $124,282    $130,915    $121,940    $109,386     $97,032

    Preferred stock dividends          36          36          35          34          34

    Capitalized interest            2,545       1,882       1,646       3,574       1,928

    Interest factor
    in rent expense                21,639      21,653      20,917      19,505      18,059

    FIXED CHARGES                $148,502    $154,486    $144,538    $132,499    $117,053

    Ratio of earnings
    to fixed charges                3.72        3.57        3.59        3.40        3.38




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